Exhibit 99.1

Contact:	FD
(212) 850-5600
	Investors:	Cara O’Brien/Leigh Parrish
	Media:	Diane Zappas

FOR IMMEDIATE RELEASE

STEVEN MADDEN, LTD. ANNOUNCEMENT PURSUANT TO
NASDAQ MARKETPLACE RULE 4803(a)

          LONG ISLAND CITY, N.Y. – August 29, 2008 – Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer, wholesaler and marketer of fashion footwear and accessories for women, men and children, today announced that due to the resignation of Walter Yetnikoff from the Company’s board of directors and audit committee on August 11, 2008, the Company received a letter from The Nasdaq Stock Market on August 26, 2008 indicating that the Company no longer complies with Nasdaq’s audit committee requirements as set forth in Marketplace Rule 4350.

           Nasdaq has provided the Company a cure period to regain compliance with the audit committee requirements. The cure period is (1) until the earlier of the Company’s next annual shareholders’ meeting or August 8, 2009; or (2) if the next annual shareholders’ meeting is held before February 4, 2009, then the Company must evidence compliance by February 4, 2009. The Company is undertaking a search for a suitable candidate to serve as an independent director and independent audit committee member and fully expects to regain compliance prior to the end of the cure period.

          This announcement is being made pursuant to Nasdaq Marketplace Rule 4803(a), which requires prompt disclosure of the receipt of a non-compliance letter from Nasdaq.

          Steven Madden, Ltd. designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through company-owned retail stores, department stores, apparel and footwear specialty stores, and online at www.stevemadden.com. The Company has several licensees for its brands, including for outerwear, cold weather accessories, eyewear, and hosiery and owns and operates 100 retail stores, including its online store. The Company is the licensee for footwear, handbags and belts for Fabulosity, for footwear for l.e.i. and for handbags and belts for Betsey Johnson, Daisy Fuentes and Tracy Reese.

          Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes”, “belief”, “expects”, “intends”, “anticipates” or “plans” to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission.